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 18                                                      Exhibit 5

                                             August 10, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Airgas, Inc.
        SEC File No. 33-61301
        _____________________

Dear Sir or Madam:

     We have acted as counsel to Airgas, Inc. (the "Company"), a Delaware corporation, in connection with the preparation and filing of a registration statement on Form S-3, which was filed with the Securities and Exchange Commission on July 25, 1995 and amended on the date hereof (the "Registration Statement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

    The Registration Statement covers up 104,500 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), issued or issuable to the Selling Stockholders. Of the total number of Shares covered by the Registration Statement, 79,127 Shares have been issued by the Company, up to 15,873 Holdback Shares may be issued to the Selling Stockholders pursuant to the Agreement and Plan of Reorganization dated as of August 1, 1995 by and among US Airgas, Inc. and Kennedy Welding Supply & Equipment Corporation and Stephen E. Kennedy, Carla J. Kennedy, Albert E. Kennedy, Ilene Kennedy, The Stephen E. Kennedy Childrens' Trust, Richard Yniguez, Brian MacDonald, Earl Gottschalk and Robert Banks (the "Merger Agreement") and the balance of up to 9,500 Additional Shares are issuable to the Selling Stockholders pursuant to the Registration Rights and Price Guarantee Agreement dated as of August 1, 1995 between Airgas, Inc. and the shareholders of Kennedy Welding Supply & Equipment Corporation (the "Registration Rights Agreement").

     We have examined the Registration Statement, including the exhibits thereto, the Company's Certificate of Incorporation, as amended, the Company's By-Laws, as amended, the minutes of actions taken by the Board of Directors of the Company and such other instruments as we deemed necessary for the opinions rendered herein. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

     Based upon the foregoing, we are of the opinion that:

     1. The 79,127 Shares that have been issued are validly issued, fully paid and non-assessable.

     2. The 15,873 Holdback Shares that may be issued under the terms of the Merger Agreement, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     3. The 9,500 Shares that may be issued under the terms of the Registration Rights Agreement, when issued in accordance with the terms of the Registration Rights Agreement, will be validly issued, fully paid and non-assessable.


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     We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

                                       Sincerely,

                                       McCAUSLAND, KEEN & BUCKMAN



                                       By:/S/Nancy D. Weisberg, Vice President
                                        ______________________________________
                                        Vice President
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